                                                                       EXHIBIT 6



     COMMERCIAL PAPER DEALER AGREEMENT, dated as of September 24, 1999, between METLIFE FUNDING, INC., a Delaware corporation (the "Issuer"), and CHASE SECURITIES INC., a Delaware corporation ("CSI").

     The Issuer intends to issue short-term notes pursuant to Section 3(a)(3) of the Securities Act of 1933, as amended (the "1933 Act").

     The Issuer desires to enter into this Agreement with CSI in order to provide for the offer and sale of such notes in the manner described here.

     The parties hereto, in consideration of the premises and mutual covenants herein contained, agree as follows:

1.   Definitions.

     "Business Day" shall mean any day other than a Saturday or Sunday or a day when banks are authorized or required by law to close in New York City.

     "DTC" shall mean the Depository Trust Company.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Issuing and Paying Agent" shall mean The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), the issuing and paying agent under the Issuing and Paying Agency Agreement, or any successor thereto.

     "Issuing and Paying Agency Agreement" shall mean the issuing and paying agency agreement, dated as of December 11, 1984, as amended by a letter dated October 26, 1990, between the Issuer and the Issuing and Paying Agent, as the same may from time to time be further amended.

     "Metropolitan" shall mean Metropolitan Life Insurance Company, the indirect owner of all the issued and outstanding stock of the Issuer.

     "Notes" shall mean short-term promissory notes of the Issuer, substantially in the form of Annex A to the Issuing and Paying Agency Agreement in the case of certificated Notes, and represented by master notes substantially in the form of Annex B to the Issuing and Paying Agency Agreement in the case of book-entry Notes, issued by the Issuer from time to time pursuant to the Issuing and Paying Agency Agreement.

     "Offering Materials" shall mean the Offering Memorandum (defined below), any company information and any other offering materials concerning the Issuer, its affiliates or the Notes contemplated by Section 6 hereof, as such offering materials may be amended or supplemented from time to time with the prior written consent of the Issuer.

     "Offering Memorandum" shall mean the offering memorandum with respect to the offer and sale of the Notes (including materials referred to therein or incorporated by reference therein), prepared in accordance with Section 6 hereof and provided to purchasers or prospective purchasers of the Notes, and including all amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement.

     "Person" shall mean an individual, a corporation, a partnership, a trust, an association or any other entity.

     "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

     "Support Agreement" shall mean the Support Agreement, dated as of November 30, 1984, as amended and restated as of that date on July 2, 1985, between Metropolitan and the Issuer.

2.   Issuance and Placement of Notes.

     (a) The Issuer hereby appoints CSI to act as the Issuer's dealer in connection with the sale of the Notes in accordance with the terms hereof, and CSI hereby accepts such appointment. While (i) the Issuer has and shall have no obligation to permit CSI to purchase any Notes for its own account or to arrange for the sale of any Notes and (ii) CSI has and shall have no obligation to purchase any Notes for CSI's own account or to arrange for the sale of any Notes, the parties agree that, as to any and all Notes which CSI may purchase or the sale of which CSI may arrange, such Notes will be purchased or sold by CSI in reliance on, among other things, the agreements, representations, warranties and covenants of the Issuer contained herein on the terms and conditions and in the manner provided for herein.

     (b) If the Issuer and CSI shall agree on the terms of the purchase of any Note by CSI or the sale of any Note arranged by CSI (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate (in the case of interest-bearing Notes) or discount rate thereof (in the case of Notes issued on a discount basis), and appropriate compensation for CSI's services hereunder) pursuant to this Agreement, CSI shall confirm the terms of each such agreement promptly to the Issuer pursuant to CSI's written confirmation statement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement, and payment for such Note shall be made in accordance with such Agreement. The authentication and delivery of such Note by the Issuing and Paying Agent shall constitute the issuance of such Note by the Issuer. The Issuer shall deliver Notes signed by the Issuer to the Issuing and Paying Agent, and instructions shall be delivered to the Issuing and Paying Agent to complete, authenticate and deliver such Notes in the manner prescribed in the Issuing and Paying Agency Agreement. CSI shall be entitled to compensation at such rates and paid in such manner as shall be indicated in CSI's written

                                       2



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confirmation statement or as the Issuer and CSI shall otherwise agree from time to time in connection with the transactions contemplated hereby.

     (c) The Notes may be issued either in physical bearer form or in book-entry form. Notes in book-entry form shall be represented by master notes registered in the name of a nominee of DTC and recorded in the book-entry system maintained by DTC. References to "Notes" in this Agreement shall refer to both physical and book-entry Notes unless the context otherwise requires. The Notes may be issued either at a discount or as interest-bearing obligations with interest payable at maturity in a stated amount.

     (d) Each Note purchased by, or the sale of which is arranged through, CSI hereunder shall (i) have a face amount of $100,000, or an integral multiple of $1,000 in excess thereof, (ii) have a maturity which is a Business Day not later than the 270th day next succeeding such Note's date of issuance and (iii) not contain any provision for extension, renewal or automatic "rollover".

3.   Representations and Warranties of the Issuer.
     ---------------------------------------------

     (a)  The Issuer represents and warrants as follows:

     (i) The Issuer is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its property, to carry on its business as presently being conducted, to execute and deliver this Agreement, the Issuing and Paying Agency Agreement, and the Notes, and to perform and observe the conditions hereof and thereof.

     (ii) Each of this Agreement and the Issuing and Paying Agency Agreement has been duly and validly authorized, executed and delivered by the Issuer and constitutes the legal, valid and binding agreement of the Issuer. The issuance and sale of Notes by the Issuer hereunder have been duly and validly authorized by the Issuer and, when delivered by the Issuing and Paying Agent as provided in the Issuing and Paying Agreement, each Note will be the legal, valid and binding obligation of the Issuer.

     (iii) The Notes are exempt from the registration requirements of the 1933 Act by reason of Section 3(a)(3) thereof, and, accordingly, registration of the Notes under the 1933 Act will not be required. Qualification of an indenture with respect to the Notes under the Trust Indenture Act of 1939, as amended, will not be required in connection with the offer, issuance, sale or delivery of the Notes.

     (iv) The Issuer is neither an "investment company" nor a "company controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (v) No consent or action of, or filing or registration with, any governmental or public regulatory body or authority is required to authorize, or is otherwise required in connection with,

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

the execution, delivery or performance of this Agreement, the Issuing and Paying Agency Agreement or the Notes.

     (vi) Neither the execution and delivery by the Issuer of any of this Agreement, the Issuing and Paying Agency Agreement and the Notes, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer, will (x) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer or (y) violate any of the terms of the Issuer's charter documents or by-laws, any contract or instrument to which the Issuer is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court of governmental instrumentality, to which the Issuer is subject or by which it or its property is bound.

     (vii) There are no actions, suits, proceedings, claims or governmental investigations pending or threatened against the Issuer or any of its officers or directors or any persons who control the Issuer (within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act) or to which any property of the Issuer is subject, which would be reasonably likely to result in a material and adverse change in the condition (financial or otherwise) of the Issuer, or materially prevent or interfere with, or materially and adversely affect the Issuer's execution, delivery or performance of, any of this Agreement, the Issuing and Paying Agency Agreement and the Notes.

     (viii) The Support Agreement remains in full force and effect and has not been amended in any respect since July 2, 1985, and is the legal, valid, and binding obligation of Metropolitan.

     (ix) The initial Offering Materials do not, and any amendments or supplements thereto and any subsequent Offering Materials and any amendments or supplements thereto will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     (b) Each issuance of Notes by the Issuer shall be deemed a representation and warranty by the Issuer to CSI, as of the date thereof, that, both before and after giving effect to such issuance, (i) the representations and warranties of the Issuer set forth in Section 3(a) hereof remain true and correct on and as of such date as if made on and as of such date (except to the extent such representations and warranties expressly relate solely to an earlier date); (ii) the corporate resolutions and certificate of incumbency referred to in Section 5 hereof remain accurate and in full force and effect;
(iii) since the date of the most recent Offering Materials, there has been no material adverse change in the financial condition or operations of the Issuer or of Metropolitan which has not been disclosed to CSI in writing; and (iv) the Issuer is not in default of any of its obligations hereunder, under the Issuing and Paying Agency Agreement or under any Note.

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
4.   Convenants and Agreements of the Issuer.

          (a) The Issuer shall give to CSI, at least 30 days prior to the proposed effective date thereof, notice of any proposed amendment, supplement, waiver or consent under the Issuing and Paying Agency Agreement or the Support Agreement. The Issuer shall provide to CSI, promptly after the same is executed, a copy of any amendment, supplement or written waiver or consent covered by the notice requirements of this Section 4(a). The Issuer shall furnish prior written notice to CSI, as soon as possible and in any event at least 30 days prior to the effective date thereof, of any proposed resignation, termination or replacement of the Issuing and Paying Agent.

          (b) The Issuer shall, whenever there shall occur any change in the Issuer's or Metropolitan's financial condition or any development or occurrence in relation to the Issuer or Metropolitan that would, in either case, be material to the holders of Notes or potential holders of Notes, promptly, and in any event prior to any subsequent issuance of Notes, notify CSI (by telephone, confirmed in writing) of such change, development or occurrence.

          (c) The Issuer covenants and agrees with CSI that the Issuer will promptly furnish to CSI a copy of any notice, report or other information, relating to the Notes delivered to or from rating agencies then rating the Notes.

          (d) The proceeds from the sale of Notes will be used by the Issuer for "current transactions" within the meaning of Section 3(a)(3) of the 1933 Act.

          (e) The Issuer agrees promptly from time to time to take such action as CSI may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as CSI may request and the Issuer may agree, and to comply with such laws so as to permit the continuance of sales and resales therein for as long as may be necessary to complete the transactions contemplated hereby, provided that in connection therewith the Issuer shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction other than consent to service of process under such state securities laws. The Issuer also agrees to reimburse CSI for any reasonable fees or costs incurred in so qualifying the Notes.

5.   Conditions Precedent.

     At or promptly after the execution of this Agreement, and as conditions precedent to any obligations of CSI hereunder, there shall have been furnished to CSI, in form and substance satisfactory to CSI:

     (i) an original or photocopy of the executed Issuing and Paying Agency Agreement;


     (ii)    a certified copy of resolutions duly adopted by the Board of


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
             Directors of the Issuer authorizing and approving the transactions contemplated hereby;

     (iii) a certificate of incumbency showing the officers and other representatives of the Issuer authorized to execute Notes and to give instructions concerning the issuance of Notes;

     (iv) an opinion of counsel to the Issuer addressed to CSI as to the matters set forth in subsections (i)-(viii) of Section 3(a) above and as to such other matters as CSI shall reasonably request;

     (v) true and correct copies of the letters or other public documents assigning ratings and of all other correspondence to the Issuer from the rating agencies that have assigned a rating to the Notes;

     (vi) a copy of the Offering Materials, including the Offering Memorandum, approved in writing by the Issuer;

     (vii) in connection with issuance of Notes in book-entry form, a copy of the master note(s) evidencing such Notes;

     (viii)  a true and correct photocopy of the Support Agreement;

     (ix) an original executed letter ftom Metropolitan, addressed to CSI, substantially in the form attached as Exhibit A (the "Metropolitan Letter"); and

     (x) an opinion of counsel to Metropolitan, addressed to CSI, as to the matters set forth in the Metropolitan Letter.

6.   Disclosure.

     (a) The Issuer understands that, in connection with the offer and sale of the Notes, from time to time Offering Materials, including an Offering Memorandum and any other information approved by the Issuer for dissemination to purchasers or potential purchasers of the Notes, will be prepared by the Issuer, relating to the Notes, the Issuer, Metropolitan and the Support Agreement, which Offering Materials may be distributed to CSI's sales personnel and to purchasers and prospective purchasers of the Notes. To provide a basis for the preparation of such Offering Materials and to assist in CSI's ongoing credit review procedures and sale of the Notes, the Issuer shall furnish to CSI, as these items become available, (i) Metropolitan's Annual Statement filed with state insurance departments, (ii) Metropolitan's most recent report on Form 10-K filed with the SEC and each report on Form l0-Q or 8-K filed by Metropolitan with the SEC since the most recent Form 10-K (such requirement to become applicable when and if such filings are required of Metropolitan), (iii) the Issuer's and Metropolitan's most

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recent annual audited financial statements and each interim financial statement or report (if any) prepared subsequent thereto, if not included in item (i) or item (ii) above, (iv) the Issuer's and Metropolitan's other publicly available recent reports, including, but not limited to, any publicly available filings or reports provided to their respective shareholders or any national securities exchange and any information generally supplied in writing to securities analysts, and (v) any other information or document prepared or approved by the Issuer for dissemination to purchasers or potential purchasers of the Notes. In addition, the Issuer shall provide CSI with such other information as CSI may reasonably request for the purpose of its ongoing credit review of the Issuer and Metropolitan.

     (b) The Issuer recognizes that the accuracy and completeness of the Offering Materials are dependent upon the accuracy and completeness of the information obtained by CSI and; subject to Section 6(c) and Section 7 hereof, CSI shall not be responsible for any inaccuracy in any Offering Materials.

     (c) Prior to the distribution of any Offering Materials, CSI will provide the Issuer with a copy thereof for the Issuer's approval. The Issuer shall promptly notify CSI in writing of the Issuer's approval or disapproval of any Offering Materials submitted to the Issuer for review. If the Issuer has not indicated its written approval, and has not indicated in writing the reasons why such approval cannot be given, by the 14th calendar day after the Offering Materials are delivered to the Issuer, the Offering Materials shall be deemed approved by the Issuer on such 14th day. Any such approval by the Issuer shall be deemed to be a representation by the Issuer that the Offering Materials (excluding any information furnished by CSI expressly for inclusion therein, as set forth in the sections thereof entitled "Chase Securities Inc. and its Affiliates" and "Additional Information") so approved do not contain an untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (d) The Issuer represents and warrants to CSI that the financial statements of the Issuer and Metropolitan to be delivered to CSI in accordance with this Section 6 are or will be in accordance with generally accepted accounting principles and practices in effect in the United States on the date such statements were or will be prepared and fairly do or will present the financial condition and operations of the Issuer at such date and the results of the Issuer's or Metropolitan's (as the case may be) operations for the period then ended.

     (e) The Issuer shall notify CSI promptly after the Issuer has knowledge of(i) any event that would render any fact contained in the Issuer's or Metropolitan's most recent financial reports, as submitted to CSI, untrue or misleading, or (ii) any event relating to or affecting the Issuer or Metropolitan that would cause the Offering Materials then in use to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Issuer shall supply CSI promptly with such information as will correct such untrue or misleading statement or omission.

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

7.   Indemnification.

     (a) The Issuer shall indemnify CSI and its affiliates, their respective directors, officers, employees, and agents, and each person who controls CSI or its affiliates (as defined in Regulation S-X, 17 C.F.R. Part 210) and any successor thereto (CSI and each such person being and "Indemnified Person") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Person may become subject under any applicable federal or state law, or otherwise, related to or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, as approved by the Issuer and the Guarantor, or in any information (whether oral or written) or documents furnished or made available by the Issuer to offerees of the Notes or any of their representatives or the omission or the alleged omission to state therein a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and shall promptly reimburse any Indemnified Person for all expenses (including, but not limited to, fees and disbursements external counsel), as they are incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Person is a party.

     (b) Promptly after receipt by an Indemnified Person under this Section 7 of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against the Issuer under this
Section 7, notify the Issuer in writing of the claim or the commencement of that action; provided, however, that the failure to notify the Issuer shall not relieve it from any liability that the Issuer may have under this Section 7 except up to the extent of any actual prejudice suffered by the Issuer as a result of such failure; and, provided, further, that in no event shall the failure to notify the Issuer relieve it from any liability that the Issuer may have to an Indemnified Person otherwise than under this Section 7. If any such claim or action shall be brought against an Indemnified Person, and it notifies the Issuer thereof, the Issuer shall be entitled to participate therein and, to the extent that the Issuer wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from the Issuer to the Indemnified Person of the Issuer's election to assume the defense of such claim or action, the Issuer shall not be liable to the Indemnified Person under this Section 7 for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof other than reasonable costs of investigation. The Issuer shall not be liable for any settlement of any such action effected without the Issuer's written consent (which consent shall not be unreasonably withheld) but, if settled with the Issuer's written consent or if there is a final judgment for the plaintiff in any such action, the Issuer shall indemnify and hold harmless any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.

     (c) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 7 is for any reason unavailable or insufficient to hold harmless an Indemnified Person, other than as expressly provided above, the Issuer and CSI shall contribute to the aggregate costs of satisfying such liability (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer, on the one hand, and CSI, on the other hand, or (ii) if the allocation provided by clause
(i) above is not permitted by applicable

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law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer on the one hand and CSI on the other with respect the statements or omissions which resulted in such loss, claim, damage or liability or action in respect thereof, as well as any other equitable considerations. The relative benefits received by the Issuer on the one hand and CSI on the other with respect to such offering shall be deemed to be in the same proportion as the aggregate proceeds to the Issuer of the Notes sold pursuant hereto (before deducting expenses) bear to the aggregate commissions and fees earned by CSI hereunder. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer on the one hand or CSI on the other, the intent of the parties, and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Issuer and CSI agree that it would not be just and equitable if contributions pursuant to this
Section 7 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an Indemnified Person as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 7 shall be deemed to include, for purposes of this Section 7, but not be limited to, any fees and disbursements of external counsel reasonably incurred by an Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 7, the aggregate of all amounts paid by CSI pursuant to the foregoing shall not exceed the aggregate of the commissions and fees earned by CSI hereunder.

     (d) The obligations of the Issuer in this Section 7 are in addition to any other liability that the Issuer may otherwise have.

     (e) The provisions of this Section 7 shall survive the termination of this Agreement.

8.   Choice of Forum.

     Any suit, action or proceeding brought by the Issuer against CSI in connection with or arising out of this Agreement, any agreement, instrument or document entered into in connection with this Agreement, or the offer and sale of the Notes shall be brought solely in the Federal courts located in the Borough or Manhattan of the courts of the State of New York located in the Borough of Manhattan.

9.   Notices.

     All notices required under the terms and provisions hereof shall be in writing, delivered by hand, by mail (postage prepaid), or by telecopier or telegram, and any such notice shall be effective when received at the address specified below.


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


If to the Issuer:                                 If to CSI:

MetLife Funding, Inc.                             Chase Securities Inc.
One Madison Avenue                                270 Park Avenue, 9th Floor
New York NY 10010-3690                            New York, New York 10017
Attention: Treasurer                              Attention: Money Market Division
Fax No.: 212-578-0266                             Fax No.: 212-834-6560

or, if to any of the foregoing parties or their successors, at such other address as such party or successor may designate from time to time by notice duly given in accordance with the terms of this Section 9 to the other party hereto.

10.  Governing Law.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

11.  Entire Agreement.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings between the parties.

12.  Amendment and Termination; Successors; Counterparts.

     (a) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by both parties hereto. The Issuer or CSI may terminate this Agreement upon at least 60 days' written notice to the other, provided that such termination shall not affect the obligations of the parties hereunder with respect to Notes unpaid at the time of such termination or with respect to actions or events occurring prior to such termination.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither of the parties to this Agreement may assign, either in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other, and any such assignment without such consent shall be null and void. The foregoing notwithstanding, however, CSI may assign or transfer, either in whole or in part, any of its rights or obligations under this Agreement to any affiliate of CSI, upon at least 30 days' prior written notice to the Issuer.



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     (c)  This Agreement may be executed in several counterparts, each of which shall be deemed an original hereof.

13.  Captions.

     The Captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

14.  Severability of Provisions.

     Any provisions of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity of such provisions in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                   METLIFE FUNDING, INC.


                                   By: /s/ WILLIAM H. NUGENT
                                      ---------------------------
                                   Name:  William H. Nugent
                                   Title: Vice President


                                   CHASE SECURITIES INC.


                                   By: /s/ EUGENE PICKENS
                                      ---------------------------
                                   Name:  Eugene Pickens
                                   Title: Vice President


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